Filed Pursuant to Rule 424(b)(3)

Registration No. 333-229498

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated March 8, 2019)

REPRO MED SYSTEMS, INC.

11,101,697 shares of common stock

This prospectus supplement No. 8 supplements and amends the prospectus dated March 8, 2019, as supplemented by prospectus supplement No. 1, dated April 29, 2019, as further supplemented by prospectus supplement No. 2, dated May 7, 2019, prospectus supplement No. 3, dated May 8, 2019, prospectus supplement No. 4, dated June 27, 2019, prospectus supplement No. 5, dated July 2, 2019, prospectus supplement No. 6, dated August 7, 2019, and prospectus supplement No. 7 dated September 4, 2019 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-229498). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2019 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate solely to 11,101,697 shares of REPRO MED SYSTEMS, INC. common stock, par value $0.01 per share, which we refer to as our common stock, which may be offered for sale from time to time by the stockholders named under the heading “Selling Stockholders” in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, including any supplements or amendments thereto. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is currently listed on the OTCQX under the symbol “REPR.” The closing price of our common stock as reported on the OTCQX on September 27, 2019, was $3.78.

Investing in our common stock involves risks, and you should not invest unless you can afford to lose your entire investment. See the section entitled “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 30, 2019

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, $0.01 par value	REPR	OTCQX

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Resignation of Executive Chairman of the Board

On September 30, 2019, Repro Med Systems, Inc. (“RMS Medical”) announced the resignation of Daniel S. Goldberger as the Company’s Executive Chairman. Mr. Goldberger will remain as a non-executive member of the RMS Medical Board of Directors.

The press release dated September 30, 2019 announcing the events described in this Item 5.02 is attached hereto as Exhibit 99.1.

ITEM 8.01 OTHER EVENTS.

Appointment of Chairman of the Board

On September 30, 2019, the Board of Directors of RMS Medical named R. John Fletcher, a current RMS Medical director, as Chairman.

Mr. Fletcher, who joined RMS Medical as a board member in May 2019, has more than 35 years of healthcare and medical device experience. He joined the Board of Directors of publicly traded medical device company Spectranetics Corporation in 2002 and served as the company’s Chairman from 2010-2017. Spectranetics was acquired by Royal Philips in 2017 for $2.2 billion representing a 7x increase in share price during his tenure as Chairman. Mr. Fletcher was named 2018 Director of the Year by The National Association of Corporate Directors (NACD) for his work at Spectranetics. He currently serves as CEO and Managing Director of Fletcher Spaght Inc., a strategy consulting and venture capital firm, which he founded in 1983.

In Mr. Fletcher’s role as Chairman, he will receive an additional $50,000 in annual compensation, to be paid quarterly in shares of RMS Medical common stock based on the closing price of the stock on the last day of each quarter.

The press release dated September 30, 2019 announcing the events described in this Item 8.01 is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated September 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: October 1, 2019	By:	/s/ Karen Fisher
Karen Fisher Chief Financial Officer and Secretary

Exhibit 99.1

FOR IMMEDIATE RELEASE

RMS MEDICAL PRODUCTS NAMES R. JOHN FLETCHER CHAIRMAN OF THE BOARD

CHESTER, NY – September 30, 2019 - Repro Med Systems, Inc. dba RMS Medical Products (“RMS Medical”) (OTCQX: REPR) today announced that R. John Fletcher has been appointed Chairman of the Board. Mr. Fletcher succeeds Daniel S. Goldberger who has resigned as Executive Chairman of RMS Medical in connection with his appointment as Chief Executive Officer of a bioelectronic medical device company. Mr. Goldberger will remain with RMS Medical as a non-executive member of the Board of Directors.

Mr. Fletcher, who joined RMS Medical as an independent board member in May 2019, has more than 35 years of healthcare and medical device experience. He joined the Board of Directors of publicly traded medical device company Spectranetics Corporation in 2002 and served as the company’s Chairman from 2010-2017. Spectranetics was acquired by Royal Philips in 2017 for $2.2 billion representing a 7x increase in share price during his tenure as Chairman. Mr. Fletcher was named 2018 Director of the Year by The National Association of Corporate Directors (NACD) for his work at Spectranetics. He currently serves as CEO and Managing Director of Fletcher Spaght Inc., a strategy consulting and venture capital firm, which he founded in 1983.

“We are thrilled to announce John’s elevation to Chairman of RMS Medical,” said Don Pettigrew, President & CEO. “As a member of our board, we have benefited from John’s vision, perspective, deep industry experience, and informed counsel. We will continue to draw on John’s leadership to help RMS Medical grow and evolve as a preferred provider of innovative home and specialty infusion products.”

“I am honored to take on this new role,” said Mr. Fletcher. “These are exciting times for both RMS Medical and the home infusion industry. I look forward to working with my board colleagues and the management team to achieve our long-term objectives to maximize value for shareholders.”

Mr. Pettigrew concluded, “We would like to thank Dan for all he has contributed to RMS Medical’s growth and look forward to his continuing support as a member of the board.”

About RMS Medical Products

RMS Medical develops, manufactures and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, RMS Precision Flow Rate Tubing™ and RMS HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information about RMS Medical, please visit https://www.rmsmedicalproducts.com.

Forward-Looking Statements

The statements contained herein include prospects, statements of future expectations and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties. Actual results, performance or events may differ materially from those expressed or implied in such forward-looking statements. Factors that may cause actual results to differ materially from current expectations and other risks are discussed in RMS Medical’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC and RMS Medical’s website. RMS Medical undertakes no obligation to update any forward-looking statements.

Contacts:

The Equity Group Inc.
Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
mailto: dsullivan@equityny.com	kahl@equityny.com